Exhibit 99.1

Armstrong Flooring Announces New Headquarters Location

Global flooring manufacturer will relocate corporate offices in 2021, transforming three buildings into collaborative office space, design showroom and technical center

LANCASTER, JUNE 29, 2020—Armstrong Flooring, Inc. (NYSE: AFI) is announcing that the company will relocate its corporate headquarters to Greenfield, one of the mid-Atlantic’s premier mixed-use corporate parks, located in Lancaster, Pa. This announcement marks another significant step in the company’s business transformation journey.

Armstrong Flooring’s new corporate headquarters will include occupation of three leased buildings in Greenfield from High Real Estate Group LLC. Two adjacent buildings totaling approximately 60,000 square feet, will provide flexible office space for approximately 200 employees and will feature a 5,000-square-foot design showroom. Additionally, the company will lease a 30,000-square-foot building for its technical center, housing approximately 60 employees from company’s new product development, innovation and engineering teams.

“As we continue to transform our business and write the next chapter in the history of Armstrong Flooring, we’re proud that our roots will remain firmly planted in Lancaster County, the community we’ve called home for more than a century,” said Michel Vermette, Armstrong Flooring President and CEO. “Reinvigorating these spaces embodies Armstrong Flooring’s resiliency throughout generations and our ability to constantly reinvent ourselves by embracing new sources of inspiration and pursuing what’s next. This move also represents an important investment in our employees and our future, and one that will lead to collaboration and innovation far beyond the walls of these buildings.”

The new headquarters will be designed to foster Armstrong Flooring’s culture of innovation and teamwork by maximizing natural light and encouraging creativity and collaboration with inspiring, flexible work areas and multi-purpose common spaces. It will also include an inviting showroom space showcasing all parts of its business from various commercial and residential segments to its focus on innovation, sustainability and transformational design. Additionally, the move will provide significant, long-term efficiencies for the company.

“Both Armstrong Flooring and High have been an integral part of Lancaster’s heritage, so we are very excited to welcome them to Greenfield,” said Mark Fitzgerald, president and chief operating officer, High Real Estate Group LLC and High Associates Ltd. “By establishing its new headquarters here, Armstrong Flooring is demonstrating its commitment to Lancaster County and to sustainable business practices by reimaging and repurposing existing buildings to support a modern workplace environment.”

“This is a great partnership between two stalwart companies in Lancaster, both with rich and deep histories here,” said Lisa Riggs, president, Economic Development Company of Lancaster County. “Armstrong Flooring’s move signals both an exciting direction for the company by its new leadership and is a huge vote of confidence in Lancaster County, at a time when all of us are looking for positive economic news.”

Construction will begin in August with anticipated completion in the second quarter of 2021. High Associates Ltd., Lancaster, Pa. will oversee the development process and manage the facilities; Greenfield Architects LLC of Lancaster, Pa. is the lead architect; Spiezle Architecture Group of Hamilton Township, N.J. is providing interior design; and, High Construction Company, Lancaster, Pa. is the general contractor. High Associates Ltd. represented the property owner and CBRE represented Armstrong Flooring in the transaction.

As part of Armstrong Flooring’s commitment to sustainability, the buildings will be renovated applying sustainable building practices that focus on human health and wellness, including using a selection of Armstrong Flooring’s beautiful, durable, and environmentally friendly resilient flooring products.

About Armstrong Flooring

Armstrong Flooring, Inc. (NYSE: AFI) is a global leader in the design and manufacture of innovative flooring solutions that inspire beauty wherever your life happens. Headquartered in Lancaster, Pennsylvania, Armstrong Flooring is a leading manufacturer of resilient products across North America. The company safely and responsibly operates 8 manufacturing facilities globally, working to provide the highest levels of service, quality and innovation to ensure it remains as strong and vital as its 150-year heritage. Learn more armstrongflooring.com.

Contact:

Alison van Harskamp, Director, Corporate Communications

717.925.4832 / aficorporatecommunications@armstrongflooring.com